Exhibit 10.1
[Letterhead of American International Group, Inc.]
May 8, 2008
Steven J. Bensinger
American International Group, Inc.
70 Pine Street
New York, New York 10270

Re:	Employment Agreement Amendment
Steve:
     We write to confirm the agreement we have reached regarding the amendment to your employment agreement with American International Group, Inc. (“AIG”).
     This letter is an amendment to your Employment Agreement with AIG, dated June 27, 2005 (the “Employment Agreement”) and the extension of the Employment Agreement with AIG, dated March 12, 2008 (the “Extension Agreement”). If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.
1. Position
     Section 2(a) of the Employment Agreement is hereby modified to provide that you shall serve as Vice Chairman-Financial Services of AIG, effective May 8, 2008, and that you shall continue to serve as Chief Financial Officer of AIG until the appointment of a successor as Chief Financial Officer.
2. Good Reason
     AIG agrees that appointment of your successor as Chief Financial Officer of AIG and/or the change in your duties or responsibilities will constitute Good Reason events pursuant to Section 9(c) of the Employment Agreement. Your execution of this letter or any future acceptance of any changes to your employment status that may constitute Good Reason under the Employment Agreement shall not constitute a waiver or acquiescence on your part of your rights as a result of the preceding sentence.
     Section 9(c) and (d) of the Employment Agreement are hereby modified to provide that a termination by Executive with Good Reason shall be effective provided that Executive delivers a Notice of Termination for Good Reason at any time up to and including March 13, 2009, and shall be effective even if such Notice is not delivered within thirty (30) days following Executive’s first becoming aware of the circumstances giving rise to Good Reason.
3.. Compliance with Section 409A
     Section 6 of the Extension Agreement is modified to add the following:

     To the extent applicable, it is intended that this letter comply with the provisions of Section 409A of the Internal Revenue Code (hereinafter referred to as “Section 409A”). In the event that it is determined that any payment or distribution of any type to or for your benefit, whether paid or payable or distributed or distributable, pursuant to the terms of the Employment Agreement, the Extension Agreement, or this letter (the “Total Payments”), would be subject to the additional tax and interest imposed by section 409A of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), then you shall be entitled to receive an additional payment (a “409A Tax Restoration Payment”) in an amount that shall fund the payment by you of any 409A Tax on the Total Payments as well as all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the 409A Tax Restoration Payment or any 409A Tax.
4. Additional Agreements
     In connection with your change in position, AIG agrees to address and attempt to resolve in good faith your rights under AIG’s Partners Plan, AIG’s Senior Partners Plan and the Starr International Company, Inc. Plans (collectively, the “Plans”) before March 13, 2009, so that you can retain your rights in the earned benefits granted under the Plans and can continue to vest in all earned but unvested benefits under the Plans after your employment with AIG terminates.
5. General Provisions
     This letter supplements and amends your Employment Agreement and Extension Agreement. Except as expressly modified by this letter, the terms of your Employment Agreement and Extension Agreement will remain in effect for the duration of your Employment Term (as modified by the Extension Agreement). Capitalized terms used in this letter that are not defined in this letter have the meanings as used or defined in your Employment Agreement.
     Section 15 of your Employment Agreement will apply to this letter as if incorporated herein in its entirety (substituting references to “this Agreement” with references to “this letter”), except that Section 15(d) of your Employment Agreement will apply to this letter substituting references to “this Agreement” with references to “your Employment Agreement, as extended, supplemented and amended by the Extension Agreement, and as supplemented and amended by this letter” and, for purposes of the last sentence of Section 15(d), Section 2 of this letter will survive the termination of your employment.
* * *
  The Company appreciates your efforts and contributions the past three years. We look forward to your continued leadership.

Sincerely,

		By:	/s/ Andrew J. Kaslow

Accepted and agreed:

/s/ Steven J. Bensinger	May 8, 2008

Steven J. Bensinger